Exhibit 5.1

Weissmann Wolff Bergman Coleman Grodin & Evall LLP
9665 Wilshire Boulevard, Suite 900
Beverly Hills, CA 90212-2345

November 17, 2011

American Spectrum Realty, Inc.
2401 Fountain View, Suite 510
Houston, TX 77057

Ladies and Gentlemen:

We have acted as counsel to American Spectrum Realty, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about November 17, 2011 with the Securities and Exchange Commission, of 504,330 shares of Common Stock (the "Shares"), par value $.01 per share, to be offered and sold from time to time by certain selling stockholders listed in the Registration Statement.  This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Articles of Incorporation and By Laws of the Company, the Amended and Restated Agreement of Limited Partnership, dated August 1, 2000, of American Spectrum Realty Operating Partnership, L.P. (the "Partnership Agreement") and the minutes of the Board of Directors of the Company or committees thereof relating to the authorization  and issuance of the Shares, and such other statutes, certificates, instruments, and documents as we have deemed necessary to the issuance of this opinion.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by me.  In making my examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization, binding effect and enforceability thereof with respect to such parties.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Shares that have been issued have been validly issued and are fully paid and non-assessable and (iii) the Shares that are issuable upon exchange of partnership units of American Spectrum Realty Operating Partnership, L.P. will, when so issued in accordance with the terms of the Partnership Agreement, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement, although we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Weissmann Wolff Bergman Coleman
Grodin & Evall LLP